[WASHINGTON FEDERAL SAVINGSLOGO]                       [FIRST FEDERAL BANK LOGO]


Washington Federal, Inc.                                      First Federal Banc
425 Pike Street                                                 of the Southwest
Seattle, WA 98101                                            300 N. Pennsylvania
Contact:  Cathy Cooper                                         Roswell, NM 88202
(206)777-8246                                              Contact:  Aubrey Dunn
                                                                   (505)622-6201

                                                   Tuesday, October 10, 2006
                                                       FOR IMMEDIATE RELEASE

                       WASHINGTON FEDERAL, INC. TO ACQUIRE
                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.


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SEATTLE - Washington  Federal,  Inc.  (the  "Company" or  "Washington  Federal")
(NASDAQ: WFSL) and First Federal Banc of the Southwest, Inc. ("First Federal") (NASDAQ: FFSW) announced today the signing of a definitive merger agreement. The merger agreement calls for the merger of First Federal with and into the Company, followed by the merger of First Federal Bank into the Company's wholly owned subsidiary, Washington Federal Savings. After the consummation of the merger, the Company will have 138 offices in eight western states with total assets of approximately $9.4 billion and total deposits of approximately $5.7 billion.



Under the terms of the merger agreement, shareholders of First Federal will receive $24.14 in cash for each share of First Federal common stock they own. The aggregate consideration to be paid in connection with the merger is $99.0 million for the shares of common stock and vested employee stock options outstanding immediately prior to the effective time of the merger. The merger is expected to close in the first calendar quarter of 2007, pending the receipt of all requisite regulatory approvals and the approval of First Federal's shareholders.


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Roy M. Whitehead,  Chairman, President and Chief Executive Officer of Washington
Federal commented, "We are very pleased to be able to enter the growing New Mexico market through a merger with this fine organization. All existing First
Federal   branches  will  continue  to  operate  as  usual  and  we  warmly  and enthusiastically welcome their employees and customers to the Company. We anticipate this acquisition will be accretive to earnings in 2007 with additional earnings growth through the coming years."


First Federal President and Chief Executive Officer Aubrey L. Dunn stated "Our merger with Washington Federal creates an excellent opportunity for the shareholders, customers and employees of First Federal. Our customers will benefit from the financial strength and personal approach to service that Washington Federal offers. Together, we will also be able to offer greater lending capacity to our borrowers. Likewise, employees will have greater career opportunities in a larger, more geographically diverse company. We are very proud to join a company with a strong reputation for integrity and a lengthy track record of outstanding financial performance."


First Federal, headquartered in Roswell, New Mexico, had total assets of $562 million, total deposits of $392 million and total stockholders' equity of $53 million as of June 30, 2006. Baxter Fentriss and Company served as financial adviser to First Federal on this transaction.

As of June 30, 2006, Washington Federal had $8.8 billion in assets, $5.3 billion in deposits and $1.2 billion in stockholder's equity.

Forward  Looking  Statements
This press release may contain forward-looking statements regarding Washington Federal, First Federal, and the proposed merger. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; and the shareholders of First Federal may fail to approve the consummation of the merger. Washington Federal and First Federal undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Notice to First Federal Shareholders
First Federal intends to file a proxy statement in connection with the proposed merger. First Federal shareholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about First Federal and the proposed merger. In addition to the documents described above, First Federal files annual, quarterly, and
current  reports,  proxy  statements,   and  other  information  with  the  U.S.
Securities and Exchange Commission (the "SEC"). The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by First Federal are available without charge at the SEC's website, at www.sec.gov.
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First  Federal and its  directors  and  executive  officers  may be deemed to be participants in the solicitation of proxies from First Federal shareholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of First Federal is set forth in the First Federal proxy statement for its 2006 annual meeting which was filed with the SEC on January 27, 2006. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.